EXHIBIT (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-76510 on Form N-1A of our report dated November 22, 2022, relating to the financial statements and financial highlights of Calvert Green Bond Fund, a series of Calvert Impact Fund, Inc. (the “Corporation”) appearing in the Annual Report on Form N-CSR of the Corporation for the year ended September 30, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 29, 2023